EXHIBIT 77D/77Q1(A)
                  POLICIES WITH RESPECT TO SECURITY INVESTMENTS

Effective October 1, 2004, the Board of Trustees of Forum Funds approved an amendment to the non-fundamental policies of Mastrapasqua Growth Fund increasing the percentage the fund could hedge by buying put options and writing call options, and increasing the percentage of put options the fund could write and call options the fund could buy. The former policy read:

         The Fund (1) will not hedge more than 25% of its total assets by buying put options and writing call options (so called "short positions"), (2) will not write put options whose underlying value exceeds 25% of the Fund's total assets, and (3) will not buy call options with a value exceeding 5% of the Fund's total assets.

The current policy reads:

         The Fund (1) will not hedge more than 35% of its total assets by buying put options and writing call options (so called "short positions"), (2) will not write put options which could obligate the Fund to purchase assets whose aggregate underlying value exceeds 35% of the Fund's total assets, and (3) will not buy call options which give the Fund the right to purchase assets whose aggregate value exceeds 10% of the Fund's total assets.